EXHIBIT 10.70 ROYALTY PROVISIONS OF PURCHASE AGREEMENT FOR EL CENTRO LANDFILL DATED FEBRUARY 13, 2003

After the Closing, (Allied Waste Landfill Holdings, Inc., a Delaware corporation ("AWLH"), and Allied Waste Systems Holdings, Inc., a Delaware corporation ("AWSH" and collectively with AWLH, "Buyers")); Buyers shall cause the Partnership to pay to (American Ecology Holdings Corporation, a Delaware corporation ("AEHC"), and American Ecology Services Corporation, a Delaware corporation ("AESC" and collectively with AEHC, "Sellers")) Sellers a royalty (the "Royalty") for all volumes of waste (excluding Texas Class I industrial waste which, if accepted, shall be subject to a separate royalty payment as described in Section 3.4.2) disposed of at the Landfill after the Closing. The Royalty shall be due throughout the life of the Landfill, and shall survive any subsequent transfers of the Landfill or of any ownership interest therein. The Royalty amount to be paid shall be (a) $1.50 per ton for the first 35,750 tons delivered during each Reporting Quarter, (b) $1.00 per ton for the next 35,750 tons delivered during each Reporting Quarter, and (c) $2.00 per ton for each additional ton delivered during any Reporting Quarter.

If, after the Closing, the Partnership or any successor, in its sole discretion, obtains a permit to accept Texas Class I (also known as "Class 1") industrial waste at the Landfill, Buyers shall cause the Partnership to pay Sellers a royalty payment of $15.00 per ton (the "Class I Royalty") on all such Texas Class I industrial waste disposed of at the Landfill during each Reporting Quarter. The Class I Royalty shall be due throughout the life of the Landfill, and shall survive the transfer of the Landfill or of any ownership interest therein. No payment other than the Class I Royalty shall be due on any such Texas Class I industrial waste.

Notwithstanding the actual volume of waste disposed of at the Landfill during any calendar year, if the total amount of all Royalty payments and Class I Royalty payments by the Partnership to Sellers for any calendar year is less than $215,000 (the "Minimum Royalty"), Buyers shall cause the Partnership to pay Sellers an amount such that the total payments to Sellers for such calendar year equals $215,000; provided, however, if the Landfill is unable or restricted in its ability to receive waste as the result of legal or regulatory circumstances beyond the reasonable control of the Partnership or acts of God ("Acts of Force Majeure"), the amount of the Minimum Royalty shall be reduced pro rata for each day that the Landfill is subject to such limitations. The obligation to pay the Minimum Royalty shall terminate after the aggregate amount of all Royalty payments, Class I Royalty payments and Minimum Royalty payments equals
$14,000,000. The obligation to pay the Minimum Royalty shall survive any subsequent transfers of the Landfill or of any ownership interest therein. The Minimum Royalty shall be adjusted once annually, commencing on January 1st of each year, by the percentage increase or decrease, if any, in the consumer price index published by the Bureau of Labor Statistics of the United States Department of Labor, All Items, for all South urban consumers, 1982-84 = 100 based on the most recent month for which the index has been published before such January 1st. In the event that the specified index ceases to be available, the parties shall use the most closely comparable index then available. For the avoidance of doubt, Buyers acknowledge and agree that their obligation to continue paying Royalties under Section 3.4.1 and Class I Royalties under
Section 3.4.2 shall not be affected or terminated by the termination of Buyers' Minimum Royalty requirement once the aggregate amount of all Royalty payments and Class I Royalty payments equals $14,000,000.

The parties acknowledge and agree that from and after the Closing, cubic yards of both compacted and uncompacted waste may be received at the Landfill, and it is the intention of the parties that all such waste accepted at the Landfill shall be weighed. If the Landfill scales are unavailable, Sellers and the Partnership shall use the conversion factor described in this Section 3.4.4 to convert the volume into tons. Therefore, the parties agree that for purposes of computing the Royalty and the Class I Royalty, waste that is received at the Landfill and not weighed by the Landfill scales shall be converted to tons by applying a conversion factor of 3 to 1 (i.e., 3 cubic yards is equal to 1 ton).

No Royalty, Class I Royalty or other payment of any type shall be due on materials received at the Landfill and diverted to another facility for disposal, recycling or other disposition or for materials received at the Landfill for which the Partnership does not receive a transportation or disposal fee to accept and does not pay any taxes that are used as alternative daily cover.

Sellers and Parent acknowledge and agree that: (a) other than with respect to the Minimum Royalty, the Partnership shall be obligated to pay the Royalty and Class I Royalty only if, as and when the Landfill accepts for disposal the


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applicable  type  of waste after the Closing; and (b) the Partnership shall have the sole and absolute discretion to operate the Landfill and Assets in any manner whatsoever, or not at all, to accept or not accept waste, and shall have no obligation to operate the Landfill or Assets in order to maximize the amount of any Royalty, Class I Royalty or other payment due to Sellers. Sellers and Parent further acknowledge and agree that the Royalty, the Class I Royalty and the Minimum Royalty shall only be payable with respect to the 160 acres of real property that as of the Closing constitute the boundary of the Landfill, and that no Royalty, Class I Royalty, Minimum Royalty or other payment shall be payable on any future Landfill expansion outside the existing 160 acres of real property. Buyers acknowledge and agree that any Landfill expansion within the existing 160 acres shall be subject to the Royalty and Class I Royalty, as applicable.

The Royalty and Class I Royalty shall be paid to Sellers within 45 days after the end of each Reporting Quarter. Any amount due to meet the Minimum Royalty shall be paid to Sellers within 45 days after the end of each calendar year.

From and after the Closing, Buyers shall cause the Partnership to maintain true and correct books and records of account in connection with the operation of the Landfill. Parent, at its expense (except as hereinafter provided) shall have the right to review or audit (in Parent's discretion) the books and records of the Partnership that are directly relevant to determining compliance with the provisions of this Section 3.4. Such review or audit shall be upon at least 10 days' prior notice, at reasonable times, and no more than once per calendar year during the period when the Partnership's royalty obligations under this Section
3.4 are in effect. Upon completion of the review or audit, the results shall be presented to Buyers and Parent, and, subject to the provisions of Article 16, Buyers shall promptly pay to Sellers the amount of any Royalty payments or Class I Royalty payments shown to be due. Subject to the provisions of Article 16, any amount as shown by the review or audit by which the total amount of Royalty payments and/or Class I Royalty payments for any period exceeds the amount due shall be promptly returned to Buyers. If the review or audit determines that the shortfall in Royalty payments and/or Class I Royalty payments exceeds by 10% or more the amount due, the cost of such review or audit shall be borne by Buyers.


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